Exhibit 10.34

AMENDED AND RESTATED

MANAGEMENT CONTINUITY AGREEMENT

THIS AGREEMENT is entered into by and between THE MACERICH COMPANY, a Maryland corporation (the “Company”) and [   ] (the “Executive”), this      day of December, 2008.

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued commitment and dedication of the Executive, notwithstanding the possibility or occurrence of a Change of Control (as defined in Appendix A), to encourage the Executive’s full attention and dedication to the Company currently and in the event of any impending Change of Control, to encourage the Executive’s continued objectivity and impartiality in the evaluation of alternative strategies and continued service after a Change of Control and to provide the Executive with security, compensation and benefits arrangements following termination upon a Change of Control that further these objectives and that are competitive with those of other corporations.  In order to accomplish these objectives, the Board has approved the Company’s entering into this Agreement which amends and restates the Management Continuity Agreement dated as of [      ].

NOW THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Certain Definitions.  In addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

“1994 Plan” means The Macerich Company Amended and Restated 1994 Incentive Plan, as it may be amended from time to time.

“2000 Plan” means The Macerich Company 2000 Incentive Plan, as it may be amended from time to time.

“2003 Plan” means The Macerich Company 2003 Equity Incentive Plan, as it may be amended from time to time.

“Applicable Board” means the Board or, if the Company is not the ultimate parent corporation of the Company and its Affiliates and is not publicly-traded, the board of directors of the ultimate parent of the Company.

“Affiliate” means any company controlled by, controlling or under common control with the Company.

“Base Salary” means the annual base rate of compensation payable to Executive by the Company as of the Executive’s Date of Termination, before deductions or voluntary deferrals authorized by the Executive or required by law to be withheld from the Executive by the Company.  Salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances and other perquisites.

“Cause” means that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has:

(1)                                  failed to perform in a material respect without proper cause his obligations under this Agreement or the written employment agreement with Executive, if any;

(2)                                  been convicted of or pled guilty or nolo contendere to a felony; or

(3)                                  committed an act of fraud, dishonesty or gross misconduct which is materially injurious to the Company;

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Applicable Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel or independent accountants for the Company shall be conclusively presumed for purposes of this Agreement to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause under clause (1) or (3) above unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the entire membership of the Applicable Board (excluding the Executive and any relative of the Executive, if the Executive or such relative is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Executive is guilty of the conduct described in clause (1) or (3) above, and specifying the particulars thereof in reasonable detail.

“Change of Control” shall have the meaning set forth in Appendix A.

“Change of Control Period” means the period commencing on the Execution Date and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the Execution Date, and on each annual anniversary of such date (such date and each annual anniversary thereafter, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Date of Termination” means the date of receipt of a notice of termination from the Company or the Executive as applicable, or any later date specified in the notice of termination, which date shall not be more than 30 days after the giving of such notice.  For purposes of determining the date on which any payment is to be made or benefit provided hereunder, Date of Termination shall not be earlier than the date of the Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Code).

“Disability” means (1) a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, or (2) the absence of the Executive from his duties with the Company on a full-time basis for a period of nine months as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative (such agreements as to acceptability not to be unreasonably withheld).  “Incapacity” as used herein shall be limited only to a condition that substantially prevents the Executive from performing his or her duties.

“Effective Date” means the first date during the Change of Control Period on which a Change of Control occurs; provided, however that notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company was terminated by the Company for no reason or any reason other than death, Disability or for Cause, or by the Executive for Good Reason, after the public announcement of but prior to the consummation of such Change of Control, or such termination or events giving rise to such termination otherwise occurred in specific contemplation of such Change of Control (including, without limitation, at the request of a third party that has taken steps reasonably calculated to effect such Change of Control), then for the purposes of this Agreement, the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

“Execution Date” means the date first set forth above.

“Good Reason” means an action taken by the Company, without the Executive’s written consent thereto, resulting in a material negative change in the employment relationship.  For these purposes, a “material negative change in the employment relationship” shall include, without limitation, any one or more of the following events, to the extent not remedied by the Company within 30 days after receipt by the Company of written notice from the Executive provided to the Company within 90 days (the “Cure Period”) of the Executive’s knowledge of the occurrence of an event or circumstance set forth in clauses (1) through (5) below specifying in reasonable detail such occurrence:

(1)                                  the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including reporting requirements), authority, duties or responsibilities, or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);

(2)                                  a change in the Executive’s principal office location to a location further away from the Executive’s home which is more than 30 miles from the Executive’s current principal office;

(3)                                  the taking of any action by the Company to eliminate benefit plans in which the Executive participated in or was eligible to participate in immediately prior to a Change of Control without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change of Control is a publicly-held company, the failure to provide stock-based benefits shall not be deemed good reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting similarly situated persons of executive rank in the Company or a combined organization shall not constitute Good Reason;

(4)                                  any one or more reductions in the Executive’s Base Salary that, individually or in the aggregate, exceed 10% of the Executive’s Base Salary; or

(5)                                  any material breach by the Company of this Agreement or the written employment agreement with Executive, if any.

In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following the occurrence of such condition in order for such termination as a result of such condition to constitute a termination for Good Reason.  If the Executive suffers a Disability or dies following the occurrence of any of the events described in clauses (1) through (5) above and the Executive has given the Company the requisite written notice but the Company has failed to remedy the situation prior to such physical or mental incapacity or death, the Executive’s physical or mental incapacity or death shall not affect the ability of the Executive or his heirs or beneficiaries, as applicable, to treat the Executive’s termination of employment as a termination for Good Reason.

“Protected Period” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

“Qualified Termination” means a termination of the Executive’s employment with the Company during the Protected Period (a) by the Company for no reason, or for any reason other than for Cause, death or Disability or (b) by the Executive for Good Reason.

2.                                      Benefits Following a Change of Control.

(a)                                  Severance Payments.  Upon a Qualified Termination, the Company shall pay to the Executive an amount equal to three (3) times the sum of (1) Executive’s Base Salary and (2) the amount of the highest cash and stock/unit portion of the Executive’s annual incentive bonus (including any cash portion of an incentive bonus which the Executive has elected to convert into shares of restricted stock, LTIP units or stock units under the Company’s Cash Bonus/Restricted Stock/LTIP Unit and/or Stock Unit Award Programs or other comparable express, optional stock/units-in-lieu of cash benefit programs) awarded to the Executive for performance for each of the three fiscal years preceding the Date of Termination (the “Bonus Amount”).  If the annual incentive bonus has not yet been awarded for the fiscal year immediately preceding the Date of Termination, the measurement period will be for each of the four fiscal years preceding the Date of Termination.  For purposes of calculation of the Bonus Amount the following shall also be included:  (i) any supplemental or special cash and/or stock bonus awarded to the Executive for any of the applicable years and (ii) the value of any outstanding performance-based LTIP units that vest during the applicable year as provided in the applicable award agreement.  The severance amount described in this paragraph shall be paid in cash to the Executive in a single lump sum as soon as practicable after the Date of Termination, but in no event later than 30 days after the Date of Termination.

(b)                                 Welfare Benefits.  Upon a Qualified Termination, from the Date of Termination until the third anniversary of the Date of Termination or, with respect to each welfare benefit other than health care and life insurance benefits, such shorter period as the receipt of such welfare benefit is not considered taxable income to the Executive (the “Benefit Continuation Period”), the Company shall provide welfare benefits for the Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies providing welfare benefits and at the benefit level as in effect immediately prior to the Change of Control if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families at no cost to the Executive or his family.  Such welfare benefits shall be provided to the Executive and/or the Executive’s family only if permitted under the applicable plan or policy under which the welfare benefit is provided and only to the extent that the receipt of such welfare benefit, other than health care and life insurance benefits, is not considered taxable income to the Executive.  To the greatest extent possible, the health care benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes.  Any health care benefits to be provided during the Benefit Continuation Period that would be included in the Executive’s income for federal income tax purposes shall be provided only during the period of time during which (but for the provisions of this Section 2(b)) the Executive would be entitled to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”).  Notwithstanding the foregoing, if the Executive becomes re-employed with another employer and is eligible to receive health care or other welfare benefits under another employer provided plan, the health care and other welfare benefits provided hereunder shall be secondary to those provided under such other plan, and such other benefits shall not be provided by the Company, during such applicable period of eligibility.  The Executive’s entitlement to COBRA Coverage shall not be offset by the provision of benefits under this Section 2(b) and the period of COBRA Coverage shall commence at the end of the Benefit Continuation Period.

(c)                                  Payment of Accrued Obligations.

Upon a Qualified Termination, the Executive will receive in addition to any other payments that may become due under this Agreement, the following:

(1)                                  payment of the sum of (A) the Executive’s Base Salary through the Date of Termination, (B) the Executive’s accrued vacation pay and (C) the Executive’s accrued annual incentive bonus for the fiscal year immediately preceding the year in which the Date of Termination occurs, in each case, to the extent not theretofore paid, which shall be paid to the Executive, subject to any deferral elections then in effect, in a lump sum in cash as soon as practicable after the Date of Termination but in no event later than 30 days after the Date of Termination;

(2)                                  payment in an amount equal to the product of (A) the Bonus Amount and (B) a fraction, the numerator of which is the number of days in the bonus year from the commencement of the bonus year until the Date of Termination and the denominator of which is 365, which shall be paid to the Executive in a lump sum in cash as soon as practicable after the Date of Termination but in no event later than 30 days after the Date of Termination; and

(3)                                  to the extent not theretofore paid or provided, payment or provision of any Other Benefits (as defined in Section 10(b)) in accordance with the terms of the underlying plans or agreements.

(d)                                 Delayed Payment.  Notwithstanding the foregoing, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A of the Code, if a payment obligation under this Agreement arises on account of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) while the Executive is a “specified employee” (as determined for purposes of Section 409A(a)(2)(B) of the Code in good faith by the Compensation Committee of the Board), then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A of the Code and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six months following the Executive’s separation from service.

3.                                      Equity Awards.  Upon a Change of Control, notwithstanding any provision of any plan or applicable award agreement to the contrary as in effect on the Effective Date, (1) any shares of restricted stock held by the Executive that remain unvested shall immediately vest and shall no longer be subject to any restrictions unless such restrictions are required by any applicable law or regulation; (2) any restricted stock units held by the Executive that remain unvested shall immediately vest and, if such restricted stock units constitute “deferred compensation” within the meaning of Section 409A of the Code, shall be settled (A) if such Change of Control is not a “change in control event” within the meaning of Section 409A of the Code, at such time as provided in the applicable award agreement, or (B) if such Change of Control is a “change in control event” within the meaning of Section 409A of the Code, as of such Change of Control; (3) any stock options and stock appreciation rights held by the Executive, to the extent that they are unvested and unexercisable, shall vest in full and become immediately exercisable; and (4) any outstanding LTIP units shall vest as provided in the applicable award agreement.  In the case of a Change of Control under subsection (3) of the Change of Control definition (merger or similar transaction), such restricted stock, stock units, stock options or stock appreciation rights shall vest effective immediately prior to such Change of Control to the extent necessary in order to enable the realization of the benefits of such acceleration.  Any stock options and stock appreciation rights held by the Executive that become vested and exercisable under this Section 3 or any other agreement or are otherwise vested shall remain exercisable for a period at least until the first to occur of (1) the expiration of the full term of the option or stock appreciation right, and (2) one year after the date on which the Change of Control occurs, subject only to Section 6.2(b) of the 1994 Plan, the 2000 Plan and the 2003 Plan or any comparable provisions of any plan under which the options or stock appreciation rights are granted.

4.                                      Soliciting Employees.  Executive agrees that he will not, from the Effective Date through a period of two years following the later of the Date of Termination, directly or indirectly solicit or recruit any of the Company employees (other than through general advertising not specifically directed at such current or former Company employees) who earned annually $25,000 or more as a Company employee during the last six months of his or her own employment to work for him or any business, individual, partnership, firm, corporation or other entity, whether for him or such entity, in competition with the Company or any subsidiary or affiliate of the Company.

5.                                      Confidential Information.

(a)                                  The Executive shall, beginning on the Execution Date and for the term of this Agreement and thereafter in perpetuity, hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data, whether in tangible or intangible form, including but not limited to, information relating to the Company or any of its affiliated companies, or their respective businesses, plans, finances, tenants, customers, partners, properties, processes or means of operation, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use (other than in furtherance of the Company’s business), or communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)                                 Executive agrees that all lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared or made available to Executive, shall be and remain the property of the Company.  Upon the Executive’s termination of employment, all Company Materials shall be returned immediately to the Company, and Executive shall not make or retain any copies hereof.

6.                                      Certain Additional Payments by the Company.

(a)                                  Amount of Section 280G Additional Payment.  Anything in this Agreement or any other agreement between the Executive and the Company (including but not limited to any restricted stock award agreement under the 1994 Plan, the 2000 Plan, and/or the 2003 Plan) to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (within the meaning of Section 280G(b)(2) of the Code) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax, but excluding any income taxes and penalties imposed pursuant to Section 409A (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”).  The Gross-Up Payment shall equal an amount such that after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value (as defined below) of all Payments does not exceed 110% of an amount equal to 2.99 times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to the Executive and the amounts payable under Section 2(a) of this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount.  For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under Section 2(a) of this Agreement (and no other Payments) shall be reduced.  If the reduction of the amount payable under Section 2(a) of this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6(a) and the Executive shall be entitled to the Gross-Up Payment.  The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.  For the purposes of this Section 6(a), “Parachute Value” shall mean the present value of a Payment as of the date of a change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax would apply to such Payment, and “Value” shall mean the economic present value of a Payment as of the date of the change of control for purposes of 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

(b)                                 Determination of Amount.  Subject to the Provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment or Parachute Value and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected in the discretion of the Company immediately prior to the Change of Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company; provided, however, (i) the Company shall pay the fees and expenses of the Accounting Firm not later than the end of the calendar year following the calendar year in which the related work is performed or the expenses are incurred by the Accounting Firm, (ii) the amount of the Accounting Fees that the Company is obligated to pay in any given calendar year shall not affect the Accounting Fees that the Company is obligated to pay in any other calendar year, and (iii) the Executive’s right to have the Company pay such fees and expenses may not be liquidated or exchanged for any other benefit.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  If the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)                                  Claim Process.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1)                                  give the Company any information reasonably requested by the Company relating to such claim,

(2)                                  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3)                                  cooperate with the Company in good faith in order effectively to contest such claim, and

(4)                                  permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses; provided, however, (i) the Company shall pay the costs and expenses not later than the end of the calendar year following the calendar year in which the costs and expenses are incurred, (ii) the amount of such costs and expenses that the Company is obligated to pay in any given calendar year shall not affect the costs and expenses that the Company is obligated to pay in any other calendar year, and (iii) the Executive’s right to have the Company pay such costs and expenses may not be liquidated or exchanged for any other benefit.  Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided, further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)                                 Refunds.  If, after the receipt by the Executive of a Gross-Up Payment or the payment of an amount by the Company on the Executive’s behalf pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund together with any interest paid or credited thereon after taxes applicable thereto.  If, after the payment of an amount paid by the Company on the Executive’s behalf pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)                                  Section 409A.  Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 6(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

7.                                      Full Settlement; Resolution of Disputes.

(a)                                  No Offset.  Subject to Section 2(b), the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to any set-off, counterclaim, recoupment, or other claim, right or action which the Company may have against the Executive.

(b)                                 No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action to attempt to reduce any of the amounts payable to the Executive under any of the provisions of this Agreement.  Further, except as otherwise provided under Section 2(b), amounts or benefits hereunder shall not be reduced if the Executive obtains other employment.

(c)                                  Arbitration of Disputes.

(1)                                  Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to the Executive’s employment or termination of the same or conduct thereafter, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator, in accordance with California Civil Procedure Code §§ 1280 et seq.  The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association or JAMS/Endispute.  The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based.  The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration hearing.  The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  In order to comply with Section 409A of the Code, (i) in no event shall the payments by the Company under this Section 7(c) be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and the Executive shall be required to have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (ii) the amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, (iii) the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit and (iv) the Company’s obligations to pay such legal fees and expenses shall apply to amounts incurred during the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date).  Nothing in this paragraph shall affect the Executive’s or the Company’s ability to seek from a court injunctive or equitable relief.

(2)                                  Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them.  Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law.  Any controversy relating to the arbitration, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

8.                                      Restraint on Alienation.

None of the benefits, payments, proceeds or claims of the Executive shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall the Executive have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments of proceeds which he or she may expect to receive, contingently or otherwise, under this Agreement.  Notwithstanding the above, benefits which are in pay status may be subject to a garnishment or wage assignment or authorized or mandatory deductions made pursuant to a court order, a tax levy or applicable law or the Executive’s elections.

9.                                      Grantor Trust.

The Company may establish a trust with a bank trustee, for the purpose of paying benefits under this Agreement.  If so established, the trust shall be a grantor trust subject to the claims of the Company’s creditors and shall, immediately prior to a Change of Control, be funded in cash or common stock of the Company or such other assets as the Company deems appropriate with an amount equal to 100 percent of the aggregate benefits payable under this Agreement assuming that the Executive incurred a Qualified Termination immediately following the Change of Control; provided, however, that the Trust shall not be funded if the funding thereof would result in taxable income to the Executive by reason of Section 409A(b) of the Code; and provided, further, that in no event shall any Trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.  Any fees and expenses of the Trustee shall be paid by the Company.  Notwithstanding the establishment of any such trust, the Executive’s rights hereunder will be solely those of a general unsecured creditor.

10.                               Entire Understanding.

(a)                                  This Agreement constitutes the entire understanding between the parties with respect to the subject matters contemplated by this Agreement, except with respect to any outstanding LTIP units.  Such agreements and terms supersede all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such subject matters, including without limitation any prior management continuity agreements.  [In the case of Tony Grossi, the following is included: “If the Executive is entitled to receive any benefits under Section 2 of this Agreement, he shall not receive any termination benefits under Section V of the Amended and Restated Employment Agreement between the Executive and the Company dated December      2008.”].

(b)           Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or its Affiliates.  Amounts that are vested benefits or that the Executive and/or the Executive’s dependents are otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement (the “Other Benefits”).  The benefit provided pursuant to Section 2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, options or other benefits which may be owed to the Executive upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.  Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any of the Company’s or its Affiliate’s compensation or benefits plans, programs, policies or arrangements or substitute plans adopted by the Company or its successors, including without limitation, any retirement or pension plans or to be eligible to receive benefits under any compensation or benefits plans, programs, policies or arrangements, including without limitation any retirement or pension plan of the Company and its Affiliates or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 2(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

11.                               Successors.

(a)                                  Executive.  This Agreement and rights under it are personal to the Executive and without the prior written consent of the Company shall not be assignable or assigned by the Executive.  If the Executive dies or suffers a Disability after a Qualified Termination, this Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs or legal representatives, as the case may be.

(b)                                 Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including any transferee of all or substantially all of its assets as an entirety.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in the preceding sentence, “Company” shall mean the Company as previously defined herein and any successor to its business and/or assets described in the preceding sentence that assumes and agrees to perform this Agreement by operation of law or otherwise.

12.                               Indemnification.

In any circumstance where, under the Company’s certificate of incorporation, bylaws, The Macerich Partnership, L.P. Limited Partnership Agreement, or applicable law, the Company has the power to indemnify or advance expenses to the Executive in respect of any judgments, fines, settlements, loss, costs or expertise (including attorneys’ fees) of any nature relating to or arising out of the Executive’s activities as an agent, employee, officer or director of the Company or in any other capacity on behalf of or at the request of the Company, then the Company will promptly, upon written request, indemnify and advance expenses to the Executive to the fullest extent permitted by applicable law, including but not limited to, making such findings and determinations and taking any and all such actions as the Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement.  Such agreement by the Company will not be deemed to impair any other obligation of the Company or The Macerich Partnership, L.P. respecting indemnification of the Executive arising out of this or any other Agreement or promise by the Company or under the Company’s certificate of incorporation, bylaws or any statute. In order to comply with Section 409A of the Code, (i) in no event shall the advancement of expenses by the Company under this Section 12 be made later than the end of the calendar year next following the calendar year in which such expenses were incurred, and the Executive shall be required to have submitted an invoice for such expenses at least 10 days before the end of the calendar year next following the calendar year in which such expenses were incurred; (ii) the amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year; (iii) the Executive’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit; and (iv) the Company’s obligations to pay such expenses shall apply to amounts incurred during the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date).

13.                               Miscellaneous.

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

(b)                                 No Contract or Right of Employment.  Nothing in this Agreement (1) shall be construed as creating an express or implied contract of employment, changing Executive’s status as an employee at will, if that is or becomes the case, giving the Executive any right to be retained in the employ of the Company or any subsidiary or affiliate, or giving the Executive the right to any particular level of compensation or benefits or (2) shall interfere in any way with the right of the Company or a subsidiary or affiliate, as the case may be, to terminate the Executive’s employment at any time with or without Cause, subject in either case to any express payment and other obligations of the Company under this Agreement in the case of a termination of employment after the Effective Date.

(c)                                  Termination Prior to Effective Date.  If, prior to the Effective Date, the Executive’s employment with the Company terminates, then the Executive shall have no rights under this Agreement.

(d)                                 Headings.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e)                                  Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(f)                                    Interest.  Interest shall not be payable on any benefit payable by the Company under this Agreement prior to the time such payment is due.

(g)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the most recent address on file for the Executive at the Company.

If to the Company:

The Macerich Company
401 Wilshire Boulevard, No. 700
Santa Monica, California 90401
Attention:  Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(h)                                 Tax Withholdings.  The Company shall be entitled to withhold from any amounts payable under or pursuant to this Agreement all taxes as legally shall be required (including, without limitation, United States federal taxes and any other state, city or local taxes).

(i)                                     Strict Compliance; Severability.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right with respect to any subsequent lack of compliance, or of any other provision or right of this Agreement.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, if the essential terms from the perspective of both parties remain enforceable.

(j)                                     Section 409A Compliance.  This Agreement is intended not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A of the Code.  In addition to any specific references to Section 409A of the Code in this Agreement, all terms and conditions of this Agreement are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to exclude any compensation and benefits provided by this Agreement from the definition of “deferred compensation” within the meaning of Section 409A of the Code or to comply with the provisions of Section 409A of the Code and any rules, regulations or other regulatory guidance issued under Section 409A of the Code.  If any modification of this Agreement is necessary to exclude any compensation or benefits provided by this Agreement from the definition of “deferred compensation” within the meaning of Section 409A of the Code or otherwise to comply with the provisions of Section 409A of the Code, and the making of such modification itself does not fail to comply with any requirement of Section 409A of the Code, then the Company and the Executive agree to modify this Agreement in the least restrictive manner necessary to accomplish such result without causing any diminution in the value of the payments to the Executive.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

[ ]

THE MACERICH COMPANY

By:
Richard A. Bayer
Senior Executive Vice President,
Chief Legal Officer & Secretary

Appendix A

Definition of Change of Control

“Change of Control” means any of the following:

(1)                                  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such individual, entity, or group, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or successor or (iv) any acquisition by any entity pursuant to a transaction that complies with Sections (3)(A), (3)(B) and (3)(C) below;

(2)                                  Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (“Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no

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Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 20% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4)                                  Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

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